EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/26/25 to 10/7/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/25/2025	Sell	63,642	7.00
9/26/2025	Sell	36,195	7.00
9/29/2025	Sell	13,089	7.03
9/30/2025	Sell	32,262	7.03
10/7/2025	Sell	35,806	7.10